Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
April 30, 2015	(302) 571-7296 rlevenson@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 1st QUARTER 2015 EPS OF $1.34; ROA OF 1.06%;

AND 14% NET REVENUE GROWTH

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $12.9 million, or $1.34 per diluted common share for the first quarter of 2015 compared to net income of $16.9 million, or $1.85 per share for the first quarter of 2014 (first quarter 2014 results included a $6.7 million, or $0.73 per share tax benefit as discussed below), and net income of $12.7 million, or $1.32 per diluted common share for the fourth quarter of 2014.

Highlights for the first quarter of 2015:

•	Core(n) EPS of $1.38 per share (enumerated below) increased 25% from $1.10 per share for the first quarter of 2014; and core(n) ROA was 1.09%, up 21% from the 0.90% ROA in the first quarter of 2014.

•	Core(n) net revenue (excluding securities gains and other special one-time gains) increased $6.8 million, or 13%, from the first quarter of 2014 reflecting both organic growth and the successful acquisition of First National Bank of Wyoming (FNBW). This growth included an increase in core(n) fee income of $2.9 million, or 16% from the first quarter of 2014, primarily from organic growth.

•	Net loans increased at greater than a 6% annualized rate over the fourth quarter of 2014 and represents growth in most lending categories.

•	Checking accounts increased at a 12% annualized rate over the fourth quarter of 2014, reflecting continuing growth in our core banking relationships.

•	Tangible capital(n) and tangible book value per share(n) both increased more than 14% from the first quarter of 2014.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

Notable items:

•	WSFS recorded $596,000 (pre-tax) or $0.06 per share (after-tax) in expenses related to corporate development activities during the first quarter of 2015, primarily related to the pending Alliance Bancorp acquisition.

•	During the quarter, WSFS recognized $475,000, or $0.03 per share for early contract termination costs.

•	WSFS incurred approximately $408,000, or $0.03 per share for losses resulting from “skimming” fraud at several ATM’s during the first quarter of 2015.

•	WSFS received a special one-time dividend payment of $808,000, or $0.05 per share from the Federal Home Loan Bank (FHLB) during the first quarter of 2015.

•	WSFS realized $451,000, or $0.03 per share, in net gains on securities sales from continued prudent portfolio management.

Excluding the net impact of the items discussed above(n), earnings per share would have been $0.04 greater, or $1.38 per share, and ROA would have been three basis points higher, or 1.09% for the quarter ended March 31, 2015.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report a solid start to 2015 with the first quarter posting strong growth in loans, deposits, revenue, earnings and ROA. This quarter continued our trend of improvement and came despite typical first quarter seasonal slowness.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

We continue to execute on a Strategic Plan goal to get to a core and sustainable 1.20% ROA by the end of 2015. Our expansion into Southeastern Pennsylvania will only enhance our long-term Strategic Plan progress. This expansion includes the recent announcements of the opening of a new branch in Devon, PA, the pending combination with Alliance Bancorp, the creation of a Pennsylvania market president and the successful combination with Array Financial and Arrow Land Transfer in late 2013. As we have indicated in the past, nearby Southeastern Pennsylvania is a highly desirable and complementary market expansion opportunity for our franchise and we look forward to furthering our commitment to this market.”

“We believe our strategy of ‘Engaged Associates delivering Stellar Service growing Customer advocates and value for our Owners’ is working well and is a key to our continued success.”

First Quarter 2015 Discussion of Financial Results

Net interest income and margin improve over 2014 levels

Net interest income for the first quarter of 2015 was $38.8 million, a $578,000 or 2% (not annualized), improvement from the fourth quarter of 2014. The net interest margin was 3.82%, a 7 basis point improvement from the fourth quarter of 2014. The margin was positively impacted by the receipt of the special FHLB dividend of $808,000 in the first quarter (adding 8 bps in margin), which was minimally offset by the continued competitive loan pricing environment. Also negatively affecting loan yields this quarter was the impact of accounting for purchased loans from past acquisitions which is expected to result in some yield volatility from quarter to quarter.

Compared to the first quarter of 2014, net interest income increased $4.8 million or 14%, and the net interest margin improved by 20 basis points. These substantial year-over-year increases were primarily due to the aforementioned items, the FNBW acquisition, and organic growth.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Broad-based loan growth continues

At March 31, 2015, WSFS’ net loan portfolio was $3.24 billion, an increase of $262.1 million or 9% over March 31, 2014. This growth included $176.0 million (net fair market value) in loans from the FNBW acquisition during the third quarter of 2014. The year-over-year net growth was also impacted by: commercial paydowns that occurred in the second half of 2014 and into the first quarter of 2015; the increased competitive market; and the favorable impact of paydowns/payoffs of problem loans over the past year as the economy improves.

Total net loans at March 31, 2015 increased $50.9 million, or more than 6% annualized, compared to December 31, 2014. This represented growth across most of the loan portfolio and included increases of $38.0 million in total commercial loans and $16.3 million in residential mortgages. The growth in residential mortgages primarily reflects higher originations of loans held-for-sale in the current refinance market.

The following table summarizes loan balances and composition at March 31, 2015 compared to prior periods:

(Dollars in Thousands)	At March 31, 2015		At December 31, 2014		At March 31, 2014
Commercial & industrial	$1,719,233	53%	$1,707,454	54%	$1,636,086	55%
Commercial real estate	815,287	25	799,785	25	740,004	25
Construction	151,945	5	141,241	4	100,671	3

Total commercial loans	2,686,465	83	2,648,480	83	2,476,761	83
Residential mortgage	263,911	8	247,650	8	236,309	8
Consumer	325,160	10	328,455	10	302,158	10
Allowance for loan losses	(39,507)	(1)	(39,426)	(1)	(41,328)	(1)

Net Loans	$3,236,029	100%	$3,185,159	100%	$2,973,900	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Credit quality remains strong

Credit quality metrics remained strong during the first quarter of 2015. Nonperforming assets decreased $3.1 million, or 6% (not annualized) from the fourth quarter of 2014, to $49.3 million, or 1.00% of total assets, including a decrease in nonperforming loans of $3.4 million or 14% (not annualized). While delinquencies increased during the first quarter of 2015, they remain at a very low 0.67% of total loans at March 31, 2015 (includes nonperforming delinquencies). Finally, for the quarter, net charge-offs were also low at $705,000, or only 0.09% of total net loans, annualized.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $883,000 during the quarter ended March 31, 2015, a decrease from $991,000 in the previous quarter and $3.1 million in the first quarter of 2014.

The allowance for loan losses (ALLL) grew slightly to $39.5 million at March 31, 2015 from $39.4 million in the fourth quarter of 2014, supporting growth in the loan portfolio. The ratio of the ALLL to total gross loans decreased slightly to 1.22% at March 31, 2015 from 1.23% at December 31, 2014, and is a healthy 191% of nonaccruing loans.

Total customer funding reflects continued strength in relationship accounts

Total customer funding decreased $130.4 million from year-end 2014 to $3.34 billion at March 31, 2015, due to the expected outflow of the temporary trust-related money market deposits of $188.0 million at year end, which was partially offset by a $43.7 million increase in checking deposits. Excluding the year-end temporary trust account activity, total customer funding increased $57.6 million, or 7% (annualized) from December 31, 2014, including an increase of $81.3 million, or 12% (annualized) in core customer funding.

Total customer funding increased $396.4 million from March 31, 2014. This was mainly due to a $222.9 million increase in checking deposits and a $149.4 million increase in money market deposits. Included in this growth was $228.8 million (net fair market value) in total customer funding from the FNBW acquisition.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Core deposits now represent a robust 85% of total customer funding, and no-cost and low-cost relationship checking deposit accounts represent a strong 46% of total customer funding.

The following table summarizes customer funding balances and composition at March 31, 2015 compared to prior periods:

(Dollars in thousands)	At March 31, 2015		At December 31, 2014		At March 31, 2014
Noninterest demand	$837,416	25%	$804,678	23%	$664,976	23%
Interest-bearing demand	699,312	21	688,370	20	648,856	22
Savings	418,004	12	402,032	11	410,186	14
Money market	899,917	27	1,066,223	31	750,541	25

Total core deposits	2,854,649	85	2,961,303	85	2,474,559	84
Customer time	474,003	14	500,974	14	451,154	15

Total customer deposits	3,328,652	99	3,462,277	99	2,925,713	99
Customer sweep accounts	14,257	1	10,986	1	20,807	1

Total customer funding	$3,342,909	100%	$3,473,263	100%	$2,946,520	100%

Fee income reflects strong growth over prior year

When compared to the same period a year ago, fee income (noninterest income) increased $2.7 million. Excluding the impact of notable items in both periods, core fee income increased $2.9 million, or 16%, during the first quarter of 2015. This was the result of growth in most businesses, including increases in investment management and fiduciary revenue ($1.3 million), mortgage banking activities ($891,000), and credit/debit card and ATM income ($261,000).

Fee income increased $1.1 million compared to the fourth quarter of 2014. This increase came despite the seasonal decrease typically seen in fee income in the first quarter due to the fewer days and the impact of winter weather on economic activity. Adjusted for notable items, fee income increased $715,000, or 4% (not annualized) during the first quarter of 2015. Increases in mortgage banking activities ($775,000) and investment management and fiduciary revenue ($182,000) were offset by slightly lower credit/debit card and ATM fees and deposit service charges, due to seasonal activity and changes in customer behavior.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Noninterest expense reflects seasonal expenses and franchise growth

Noninterest expense for the first quarter of 2015 was $38.9 million, an increase of $5.0 million from $33.9 million in the first quarter of 2014. Excluding notable items in both periods, noninterest expense increased $3.8 million, or 11%. The increase was primarily a result of organic growth and the FNBW acquisition.

Noninterest expense for the first quarter of 2015 increased $540,000, or only 1% (not annualized) from the fourth quarter of 2014. Excluding notable items in both periods, noninterest expense increased $625,000, or 2% (not annualized). This increase was driven by a $1.1 million increase in salaries, benefits and other compensation as well as other seasonal items, such as snow removal. The increase in salary and related expenses reflects typical first quarter seasonality, such as higher employer 401(k) matching costs, accruals for earned but unused paid time off (PTO) and certain employer-paid taxes. Excluding these expected seasonal costs, expense growth was minimal over the period.

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew by 33% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with nearly $675 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and providing for current income. Christiana Trust, with $8.7 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Total Wealth Management revenue (net interest income, investment management and fiduciary revenue and other fee income) was $8.2 million during the first quarter of 2015. This represented an increase of $1.5 million, or 22%, compared to the first quarter of 2014 and an increase of $179,000, or 2% (not annualized) compared to the usually seasonally stronger fourth quarter of 2014. Fee revenue increased $1.3 million, or 33% compared to the first quarter of 2014 and $131,000, or 3% (not annualized) compared to the typically stronger fourth quarter of 2014. The year-over-year and quarterly growth reflects the continued expansion of many Wealth business lines, with particular strength in corporate bankruptcy trustee services, RMBS/ABS trustee appointments and retail brokerage services.

Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses and credit costs) was $4.9 million during the first quarter of 2015 compared to $4.5 million during the first quarter of 2014 and $4.3 million during the fourth quarter of 2014. Prior quarter expenses were favorably impacted by net recoveries of credit costs and provision expenses. Excluding variable credit costs, noninterest expense increased $592,000 compared to the first quarter of 2014 and $366,000 from the fourth quarter of 2014. These increases are primarily due to higher personnel expenses necessary to support the robust growth and volume-related commissions and transaction charges.

Pre-tax income for the Wealth Management segment in the first quarter of 2015 was $3.3 million compared to $2.2 million in the first quarter of 2014 and $3.7 million in the fourth quarter of 2014. Excluding variable credit costs, pre-tax income for the first quarter of 2015 was $3.3 million compared to $2.4 million in the first quarter of 2014 and $3.5 million in the fourth quarter of 2014.

Cash Connect results reflect meaningful growth over 2014

The Cash Connect® segment is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $538 million in vault cash in over 15,200 non-bank ATMs nationwide and also operates approximately 460 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Cash Connect® recorded $6.4 million in net revenue (fee income less funding costs) during the first quarter of 2015, an increase of $700,000, or 12%, compared to the first quarter of 2014 due to growth and additional product and service offerings. This amount decreased from the $6.5 million reported in the fourth quarter of 2014 due to the shorter first quarter and seasonality. Noninterest expenses (including intercompany allocations of expense) were $4.8 million during the first quarter of 2015, an increase of $700,000 from the first quarter of 2014 and an increase of $200,000 compared to the fourth quarter of 2014. Cash Connect® reported pre-tax income of $1.6 million for the first quarter of 2015, compared to $1.6 million in the first quarter of 2014 and $1.9 million in the fourth quarter of 2014. The year-over-year results reflect continued growth in the business, offset by investments in new products and infrastructure. The decrease in linked-quarter bottom-line results was due to typical seasonality.

Income taxes

The Company recorded $7.3 million income tax provision in the first quarter of 2015 compared to $6.6 million tax provision in the fourth quarter of 2014 and a $1.0 million net tax benefit in the first quarter of 2014. The first quarter 2014 tax benefit included approximately $6.7 million related to the legal call of our reverse mortgage trust bonds. Excluding this tax benefit, the income tax provision for the first quarter of 2014 would have been approximately $5.7 million.

The normalized effective tax rate was 36% in the first quarter of 2015, 36% in the first quarter of 2014 and 34% in the fourth quarter of 2014. The increase in the first quarter 2015 effective tax rate compared to the fourth quarter of 2014 is principally due to certain nondeductible expenses associated with our pending acquisition of Alliance Bancorp. Further, during the quarter we reported low income housing tax credit costs to income taxes as opposed to other expenses where they were treated previously, in accordance with recent accounting guidance.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Capital management

WSFS’ total stockholders’ equity increased $16.4 to $505.5 million at March 31, 2015 from $489.1 million at December 31, 2014, primarily due to quarterly earnings and improvement in net unrealized gains in the investment portfolio offset by the quarterly cash dividend and treasury stock purchases.

WSFS’ tangible common equity(n) increased to $448.1 million at March 31, 2015 from $431.5 million at December 31, 2014. Tangible common book value per share was $47.56 at March 31, 2015, a $1.67, or 4% (not annualized), increase from December 31, 2014. WSFS’ tangible common equity to asset ratio(n) increased by 17 basis points to 9.17%.

At March 31, 2015, and reflecting new BASEL III guidance, WSFS Bank’s Common Equity Tier 1 capital ratio of 12.59%, Tier 1 capital ratio of 12.59%, total capital ratio of 13.56% and Tier 1 leverage ratio of 10.69%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

During the third quarter of 2014, the WSFS Board of Directors approved a stock buyback program of up to 5% of total outstanding shares of common stock. In the first quarter of 2015, WSFS repurchased 11,639 shares of common stock at an average price of $75.54. WSFS has repurchased the equivalent of 128,060 shares to date under this program and has approximately 342,000 shares, or 4% of outstanding shares remaining to repurchase under this current authorization.

During the first quarter of 2015, the WSFS Board of Directors also declared a three-for-one stock split in our common stock in the form of a stock dividend of two shares for each issued and outstanding share of common stock. The stock dividend will be paid on or about May 18, 2015 to stockholders of record as of May 4, 2015. This dividend is subject to stockholder approval of an increase in the authorized shares of common stock at the 2015 Annual Meeting.

Finally, the Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on May 29, 2015, to shareholders of record as of May 15, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

First quarter 2015 earnings release conference call

Management will conduct a conference call to review first quarter results at 1:00 p.m. Eastern Time (ET) on Friday, May 1, 2015. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until May 16, 2015, by dialing 1-855-859-2056 and using Conference ID 27352636.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.9 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 56 offices located in Delaware (45), Pennsylvania (9), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Interest and fees on loans	$36,244	$36,677	$32,202
Interest on mortgage-backed securities	3,433	3,381	3,278
Interest and dividends on investment securities	860	842	792
Interest on reverse mortgage loans	1,236	1,212	1,197
Other interest income	1,078	228	316

	42,851	42,340	37,785

Interest expense:
Interest on deposits	1,942	1,958	1,656
Interest on Federal Home Loan Bank advances	713	577	526
Interest on trust preferred borrowings	327	333	326
Interest on senior debt	942	942	942
Interest on bonds payable	—	—	15
Interest on other borrowings	110	291	276

	4,034	4,101	3,741

Net interest income	38,817	38,239	34,044
Provision for loan losses	786	567	2,630

Net interest income after provision for loan losses	38,031	37,672	31,414

Noninterest income:
Credit/debit card and ATM income	6,027	6,134	5,766
Deposit service charges	3,905	3,979	4,269
Investment management and fiduciary revenue	5,093	4,911	3,834
Mortgage banking activities, net	1,703	928	812
Investment securities gains, net	451	58	578
Loan fee income	463	515	384
Bank-owned life insurance income	203	233	139
Other income	3,250	3,229	2,582

	21,095	19,987	18,364

Noninterest expense:
Salaries, benefits and other compensation	21,010	19,953	18,474
Occupancy expense	3,878	3,438	3,729
Equipment expense	2,082	2,095	1,687
Data processing and operations expense	1,422	1,494	1,471
Professional fees	1,472	1,714	1,350
FDIC expenses	669	642	653
Loan workout and OREO expense	(1)	623	539
Marketing expense	584	819	499
Corporate development expense	596	999	254
Other operating expenses	7,201	6,596	5,228

	38,913	38,373	33,884

Income before taxes	20,213	19,286	15,894
Income tax provision (benefit)	7,324	6,578	(1,017)

Net income	$12,889	$12,708	$16,911

Diluted earnings per share of common stock:
Net income	$1.34	$1.32	$1.85

Weighted average shares of common stock outstanding for fully diluted EPS	9,584,329	9,623,226	9,127,880

Performance Ratios:
Return on average assets (a)	1.06%	1.07%	1.52%
Return on average equity (a)	10.30	10.40	16.79
Return on tangible common equity (a) (n)	12.00	12.04	18.88
Net interest margin (a)(b)	3.82	3.75	3.62
Efficiency ratio (c)	64.39	65.34	64.02
Noninterest income as a percentage of total net revenue (b)	34.91	34.03	34.70
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014

Assets:
Cash and due from banks	$92,481	$93,717	$97,444
Cash in non-owned ATMs	412,958	414,188	342,034
Investment securities (d)	157,956	156,200	142,658
Other investments	27,854	23,412	33,825
Mortgage-backed securities (d)	751,429	710,164	716,593
Net loans (e)(f)(l)	3,236,029	3,185,159	2,973,900
Reverse mortgage loans	27,035	29,298	36,266
Bank owned life insurance	76,712	76,509	63,324
Goodwill and intangibles	57,369	57,593	38,610
Other assets	106,657	107,080	101,308

Total assets	$4,946,480	$4,853,320	$4,545,962

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$837,416	$804,678	$664,977
Interest-bearing deposits	2,491,236	2,657,599	2,260,736

Total customer deposits	3,328,652	3,462,277	2,925,713
Brokered deposits	193,626	186,958	247,369

Total deposits	3,522,278	3,649,235	3,173,082

Federal Home Loan Bank advances	623,759	405,894	654,824
Other borrowings	250,798	261,881	269,494
Other liabilities	44,150	47,259	39,702

Total liabilities	4,440,985	4,364,269	4,137,102

Stockholders’ equity	505,495	489,051	408,860

Total liabilities and stockholders’ equity	$4,946,480	$4,853,320	$4,545,962

Capital Ratios:
Equity to asset ratio	10.22%	10.08%	8.99%
Tangible common equity to asset ratio (n)	9.17	9.00	8.21
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.69	10.25	10.68
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.59	12.79	13.47
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.56	13.83	14.66
Common equity Tier 1 capital (required: 4.5%; well-capitalized: 6.5%)	12.59	—	—

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$20,681	$24,051	$40,128
Troubled debt restructuring (accruing)	22,500	22,600	11,579
Assets acquired through foreclosure	6,088	5,734	3,684

Total nonperforming assets	$49,269	$52,385	$55,391

Past due loans (h)	$694	$—	$403
Allowance for loan losses	$39,507	$39,426	$41,328
Ratio of nonperforming assets to total assets	1.00%	1.08%	1.22%
Ratio of nonperforming assets (excluding accruing TDRs)	0.54	0.61	0.96
Ratio of allowance for loan losses to total gross loans (i)	1.22	1.23	1.38
Ratio of allowance for loan losses to nonaccruing loans	191	164	103
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.09	0.08	0.34
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.09	0.18	0.34
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$955,680	$11,225	4.70%	$942,372	$11,380	4.83%	$834,196	$9,286	4.45%
Residential real estate loans (l)	249,612	2,414	3.87	246,462	2,537	4.12	240,472	2,271	3.78
Commercial loans	1,700,948	19,038	4.50	1,672,848	19,078	4.50	1,601,615	17,220	4.33
Consumer loans	325,449	3,567	4.44	326,174	3,682	4.48	302,290	3,425	4.60

Total loans (l)	3,231,689	36,244	4.50	3,187,856	36,677	4.62	2,978,573	32,202	4.34
Mortgage-backed securities (d)	723,018	3,433	1.90	697,346	3,381	1.94	680,080	3,278	1.93
Investment securities (d)	158,028	860	3.22	158,317	842	3.03	138,819	792	3.45
Reverse mortgage loans	28,253	1,236	17.50	29,294	1,212	16.55	37,261	1,197	12.85
Other interest-earning assets	31,623	1,078	13.83	23,784	228	3.80	35,093	316	3.65

Total interest-earning assets	4,172,611	42,851	4.22	4,096,597	42,340	4.18	3,869,826	37,785	3.96

Allowance for loan losses	(39,674)			(39,597)			(41,585)
Cash and due from banks	81,149			86,435			77,080
Cash in non-owned ATMs	402,072			384,099			355,105
Bank owned life insurance	76,583			76,358			63,234
Other noninterest-earning assets	148,445			155,784			140,752

Total assets	$4,841,186			$4,759,676			$4,464,412

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$673,976	$152	0.09%	$670,379	$162	0.10%	$624,761	$147	0.10%
Money market	875,273	538	0.25	873,635	461	0.21	767,362	311	0.16
Savings	408,555	52	0.05	404,644	54	0.05	394,317	59	0.06
Customer time deposits	490,077	1,049	0.87	511,342	1,089	0.84	453,842	956	0.85

Total interest-bearing customer deposits	2,447,881	1,791	0.30	2,460,000	1,766	0.28	2,240,282	1,473	0.27
Brokered deposits	180,618	151	0.34	223,195	192	0.34	215,336	183	0.34

Total interest-bearing deposits	2,628,499	1,942	0.30	2,683,195	1,958	0.29	2,455,618	1,656	0.27
FHLB of Pittsburgh advances	610,954	713	0.47	451,674	577	0.50	655,509	526	0.32
Trust preferred borrowings	67,011	327	1.98	67,011	333	1.94	67,011	326	1.95
Reverse mortgage bonds payable	—	—	—	—	—	—	6,597	15	0.91
Senior Debt	55,000	942	6.85	55,000	942	6.85	55,000	942	6.85
Other borrowed funds	127,325	110	0.34	148,062	291	0.79	147,256	276	0.75

Total interest-bearing liabilities	3,488,789	4,034	0.47	3,404,942	4,101	0.48	3,386,991	3,741	0.44

Noninterest-bearing demand deposits	811,365			826,817			641,052
Other noninterest-bearing liabilities	40,628			39,243			37,066
Stockholders’ equity	500,404			488,674			399,303

Total liabilities and stockholders’ equity	$4,841,186			$4,759,676			$4,464,412

Excess of interest-earning assets over interest-bearing liabilities	$683,822			$691,655			$482,835

Net interest and dividend income		$38,817			$38,239			$34,044

Interest rate spread
			3.75%			3.70%			3.52%

Net interest margin(o)
			3.82%			3.75%			3.62%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31 2015	December 31, 2014	March 31 2014
Stock Information:
Market price of common stock:
High	$79.54	$79.97	$77.62
Low	73.54	70.14	67.57
Close	75.63	76.89	71.43
Book value per share of common stock	53.65	52.01	45.90
Tangible common book value per share of common stock (n)	47.56	45.89	41.56
Number of shares of common stock outstanding (000s)	9,422	9,403	8,909
Other Financial Data:
One-year repricing gap to total assets (k)	1.86%	0.63%	(1.81)%
Weighted average duration of the MBS portfolio	3.8 years	4.0 years	5.4 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$4,101	$2,653	$(12,036)
Number of Associates (FTEs) (m)	857	841	774
Number of offices (branches, LPO’s, operations centers, etc.)	56	55	52
Number of WSFS owned ATMs	460	456	462

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. See page 17.
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (n):	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net interest Income (GAAP)	$38,817	$38,239	$34,044
Less: FHLB Special Dividend	(808)	—	—

Core net interest income	38,009	38,239	34,044

Noninterest Income (GAAP)	21,095	19,987	18,364
Less: Securities gains	(451)	(58)	(578)

Core fee income (non-GAAP)	20,644	19,929	17,786

Core net revenue (non-GAAP)	$58,653	$58,168	$51,830

	End of period
	March 31, 2015	December 31, 2014	March 31, 2014
Total assets	$4,946,480	$4,853,320	$4,545,962
Less: Goodwill and other intangible assets	(57,369)	(57,593)	(38,610)

Total tangible assets	$4,889,111	$4,795,727	$4,507,352

Total Stockholders’ equity	$505,495	$489,051	$408,860
Less: Goodwill and other intangible assets	(57,369)	(57,593)	(38,610)

Total tangible common equity	448,126	431,458	370,250

Calculation of tangible common book value:
Book Value per share (GAAP)	$53.65	$52.01	$45.90
Tangible common book value per share (non-GAAP)	47.56	45.89	41.56

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.22%	10.08%	8.99%
Tangible common equity to asset ratio (non-GAAP)	9.17	9.00	8.21

GAAP net income	$12,889	$12,078	$16,911
Less: Sec. gains, Special FHLB dividend, contract term. costs, corp. dev. costs & income tax benefit, net of taxes	334	994	(6,913)

Non-GAAP net income	$13,223	$13,072	$9,998

Return on Average Assets (ROA)	1.06%	1.07%	1.52%
Less: Sec. gains, Special FHLB dividend, contract term. costs, corp. dev. costs & income tax benefit, net of taxes	0.03	0.08	(0.62)

Non-GAAP ROA	1.09%	1.15%	0.90%

GAAP EPS	$1.34	$1.32	$1.85
Less: Sec. gains, Special FHLB dividend, contract term. costs, corp. dev. costs & income tax benefit, net of taxes	0.04	0.11	(0.75)

Core EPS (non-GAAP)	$1.38	$1.43	$1.10